Illumina Appoints Dr. Frances Arnold to its Board of Directors

SAN DIEGO--(BUSINESS WIRE)-Jan 28, 2016- Illumina, Inc. (NASDAQ: ILMN) today announced that Dr. Frances Arnold has joined the company’s Board of Directors. Dr. Arnold manages a research group at the California Institute of Technology and is the Director of the Donna and Benjamin M. Rosen Bioengineering Center.

Dr. Arnold joined the California Institute of Technology in 1986 and has served as a Visiting Associate, Assistant Professor, Professor and Director. Her laboratory focuses on protein engineering by directed evolution, with applications in alternative energy, chemicals and medicine.

“We are very pleased to welcome Dr. Arnold to our board and look forward to leveraging her experience and expertise in life sciences and medicine,” said Jay Flatley, Illumina Chief Executive Officer. “We value the perspective and passion that she will bring to the role as we plan for growth in our clinical and research markets.”

Dr. Arnold is the recipient of numerous honors, including induction into the National Inventors Hall of Fame (2014), Fellow of the National Academy of Inventors (2014), the ENI Prize in Renewable and Nonconventional Energy (2013), the US National Medal of Technology and Innovation (2011), and the Charles Stark Draper Prize of the US National Academy of Engineering (2011). She has been elected to membership in all three US National Academies, of Science, Medicine, and Engineering and the American Academy of Arts and Sciences.

About Illumina

Illumina is improving human health by unlocking the power of the genome. Our focus on innovation has established us as the global leader in DNA sequencing and array-based technologies, serving customers in the research, clinical and applied markets. Our products are used for applications in the life sciences, oncology, reproductive health, agriculture and other emerging segments. To learn more, visit www.illumina.com and follow @illumina.

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